DUPREE MUTUAL FUNDS

Code of Ethics for Principal Officers

August 28, 2018

This Code of Ethics is designed to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the Securities and Exchange Commission (the “SEC”) thereunder. This Code of Ethics is in addition to, not in replacement of, Dupree Mutual Funds (the “Trust”) Code of Ethics for access persons (the “Investment Company Code of Ethics”), adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The persons covered by this Code of Ethics may also be subject to the Investment Company Code of Ethics.

The Trust requires its Chief Executive Officer, Chief Financial Officer, or other Trust officers performing similar functions (the “Principal Officers”), to maintain the highest ethical and legal standards while performing their duties and responsibilities to the Trust, with particular emphasis on those duties that relate to the preparation and reporting of the financial information of the Trust. The principles and responsibilities set forth below shall govern the professional conduct of the Principal Officers.

1. HONEST AND ETHICAL CONDUCT

The Principal Officers shall act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, and shall report any material transaction or relationship that reasonably could be expected to give rise to a conflict between their interests and those of the Trust to the Audit Committee, the full Board of Trustees of the Trust (the “Board”), and, in addition, to any other appropriate person or entity that may reasonably be expected to address any conflict of interest in timely and expeditious manner.

No Principal Officer shall:

•

use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Principal Officer would benefit personally to the detriment of the Trust;

•	cause the Trust to take action, or fail to take action, for the individual personal benefit of the Principal Officer rather than the benefit of the Trust;

•

use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; or

•

retaliate against any other Principal Officer or any employee of the Trust or its service providers for reports of potential violations by the Trust, its service providers or the Principal Officer that are made in good faith.

The Principal Officers shall act in good faith, responsibly, with due care, competence and diligence, without knowingly misrepresenting material facts about the Trust to others, whether within or outside the Trust, including the Trust’s Board and auditors, and governmental regulators and self-regulatory organizations or allowing their independent judgment to be subordinated or compromised.

2. FINANCIAL RECORDS AND REPORTING

The Principal Officers should familiarize themselves with the public disclosure requirements applicable to the Trust.

The Principal Officers shall, to the extent appropriate within their areas of responsibility, promote full, fair, accurate, timely and understandable disclosure in the reports and/or other documents to be filed with or submitted to the SEC or other applicable body by the Trust, or that is otherwise publicly disclosed or communicated.

The Principal Officers shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information except when authorized or legally obligated to disclose. The Principal Officers will not use confidential information acquired in the course of their duties as Principal Officers for the benefit of any party other than the Trust.

The Principal Officers shall share knowledge and maintain skills important and relevant to the Trust’s needs and shall proactively promote the ethical behavior of the Trust’s employees.

3. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Principal Officers shall promote compliance with applicable rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies and shall work with the Trust’s Chief Compliance Officer and the Board to promptly address detected deviations from applicable federal, state or local laws, regulations or rules.

4. COMPLIANCE WITH THIS CODE OF ETHICS

The Principal Officers shall promptly report any violations of this Code of Ethics to the Audit Committee as well as the full Board of Trustees of the Trust and shall be held accountable for strict adherence to this Code of Ethics. A proven failure to uphold the standards stated herein shall be grounds for such sanctions as shall be reasonably imposed by the Board of Trustees of the Trust.

5. AUDIT COMMITTEE

The Audit Committee shall determine if a violation of this Code has occurred and shall consider appropriate action, which may include the review of, and necessary modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or a recommendation that a Principal Officer be dismissed. Appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities. The Audit Committee will recommend to the Board any action (whether disciplinary, preventive or otherwise) to be taken to address violations of this Code.

6. AMENDMENT AND WAIVER

This Code of Ethics may only be amended or modified by approval of the Board of Trustees. Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code of Ethics, shall be communicated publicly in accordance with Item 2 of Form N-CSR under the Investment Company Act.

7. ACKNOWLEDGEMENT

The Principal Officers shall, in the form attached hereto as Appendix 1, acknowledge that they have received, read and understand this Code of Ethics upon adoption of this Code of Ethics or when initially hired or appointed, whichever occurs later. The Principal Officers shall annually, in the form attached hereto as Appendix 2, acknowledge receipt of and compliance with this Code of Ethics.

8. CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code of Ethics shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Ethics, such matters shall not be disclosed to anyone other than the members of the Board and its counsel, the Trust, and the investment advisor.

APPENDIX 1

ACKNOWLEDGMENT OF RECEIPT OF THE CODE OF ETHICS FOR PRINCIPAL OFFICERS

I acknowledge that I have received, read and understand the Code of Ethics for Principal Officers and represent:

1.

In accordance with the Code of Ethics for Principal Officers, I will report all violations of the Code of Ethics for Principal Officers to the Audit Committee as well as the full Board of Trustees of the Trust;

2.	I do not currently know of any violations of the Code of Ethics for Principal Officers; and

3.	I will comply with the Code of Ethics for Principal Officers in all other respects.

By:

Name:

Title:

Organization:

Date:

APPENDIX 2

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS FOR

PRINCIPAL OFFICERS

I certify that during the past year:

1.	I have reported all violations of the Code of Ethics for Principal Officers of which I was aware;

2.	I have complied with the Code of Ethics for Principal Officers in all other respects; and

3.	I have read and understand the Code of Ethics for Principal Officers and recognize that I am subject thereto.

By:	/s/ Allen E. Grimes, III

Name:	Allen E. Grimes, III

Title:	President

Organization:	Dupree Mutual Funds

Date:	January 27, 2025

APPENDIX 2

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS FOR

PRINCIPAL OFFICERS

I certify that during the past year:

1.	I have reported all violations of the Code of Ethics for Principal Officers of which I was aware;

2.	I have complied with the Code of Ethics for Principal Officers in all other respects; and

3.	I have read and understand the Code of Ethics for Principal Officers and recognize that I am subject thereto.

By:	/s/ Michelle M. Dragoo

Name:	Michelle M. Dragoo

Title:	Treasurer

Organization:	Dupree Mutual Funds

Date:	January 27, 2025